Exhibit 1

Agreement To File Jointly

The undersigned hereby agree as follows:

(i)  Each of them is individually eligible to use the Amendment to Schedule 13D to which this Exhibit is attached, and such Amendment to Schedule 13D is filed on behalf of each of them; and

(ii)  Each of them is responsible for the timely filing of such Amendment to Schedule 13D and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other person making the filing, unless such person knows or has reason to believe that such information is inaccurate.

(iii)  This agreement may be signed in two or more counterparts, each of which, when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

Dated: January 13, 2005

Asea Brown Boveri Atkiengesellschaft

By:	/S/ E. Barry Lyon

Name / Title: Authorized Representative

ABB Holdings Inc.

By:	/S/ E. Barry Lyon

Name / Title: Assistant Secretary

ABB Ltd.

By:	/S/ E. Barry Lyon

Name / Title: Authorized Representative